 This slide is not for dis tribution in isolation and m ust be viewed in c onjunc tion with the ac com pany ing pricing supplem ent, produc t s upplem ent, pros pec tus supplem ent and pros pec tus , whic h further desc ribe the term s , c onditions andrisks associated with the notes.  JPMorgan Financial Review Notes Linked to a WTI Crude Oil Futures Contract due April 22, 2019  The notes are des igned for inves tors who s eek early exit prior to m aturity at a prem ium if, on any one of the four Review Dates , the Contrac t P ric e is at or above the Call Level. If the notes are not autom atic ally called, investors will los eat least 30% of their principal if the Ending Contract Price is less than the Initial Contract Price by more than 30%. Investors should be willing to accept this risk of loss and be willing to forgo interest payments, in exchange for theopportunity to receive a premium payment if the notes are automatically called. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorganChase & Co., as guarantor of the notes.  Trade Details/Characteristics  Hypothetical Return for Quarterly Review Notes (assuming $1,000 Initial Investment)  Issue r JPMorgan Chase Financial Company LLC, an indirect, wholly owned subsidiary of JPMorgan  Chase & Co.  Guarantor JPMorgan Chase & Co.  Commodity Futures The firs t nearby m onth futures c ontrac t for W TI c rude oil (B loom berg tic k er: CL1) traded on the  Contract New York Mercantile Exchange (the "NYMEX") or, on any day that falls on the last trading day of  such contract, the second nearby futures contract for W TI crude oil (Bloomberg ticker: CL2)traded on the NYMEX  Automatic Call If, with res pec t to any Review Date, the Contrac t P ric e on that Review Date is greater than or  equal to the Call Level, the notes will be automatically called for a cash payment per note that willbe payable on the applicable Call Settlement Date  Call Level 100% of the Initial Contract Price for each Review Date  Payment if Called For every $1,000 principal amount note, you will receive one payment of $1,000 plus a call  premium amount, calculated as follows:  • at least 4.5125% x $1,000 if automatically called on the first Review Date  • at least 9.025% x $1,000 if automatically called on the second Review Date  • at least 13.5375% x $1,000 if automatically called on the third Review Date  • at least 18.05% x $1,000 if automatically called on the final Review Date  Payment at Maturity If the notes are not autom atic ally c alled and the E nding Contrac t P ric e is less than the Initial  Contract Price by up to 30%, you will receive the principal amount of your notes at maturity. If thenotes are not automatically called and the Ending Contract Price is less than the Initial ContractPrice by more than 30%, at maturity you will lose 1% of the principal amount of your notes for  every 1% that the E nding Contract P ric e is less than the Initial Contract Pric e  Contingent Buffer 30%  Percentage  Contract Return (Ending Contract Price - Initial Contract Price) / Initial Contract Price  Initial Contract Price The Contract Pric e on the P ricing Date  Ending Contract Price The arithm etic average of the Contrac t P ric es on the E nding A veraging Dates  Contract Price On any day, the official settlement price per barrel on the NYMEX of the first nearby month futures  contract for W TI crude oil, stated in U.S. dollars, provided that if that day falls on the last tradingday of such futures contract, then the second nearby month futures contract  Pricing Date On or about April 6, 2018  Original Issue Date On or about April 11, 2018  Review Dates July 17, 2018, October 17, 2018, January 16, 2019, and April 16, 2019 (final Review Date)  Ending Averaging Dates April 10, 2019, April 11, 2019, April 12, 2019, April 15, 2019, and the final Review Date  Call Settlement Date July 20, 2018, October 22, 2018, January 22, 2019, and the Maturity Date  Maturity Date April 22, 2019  CUSIP 46647MRF2  Preliminary Pricing https://www.sec.gov/Archives/edgar/data/19617/000095010318004365/dp89223_424b2-  Supplement 0401wti.htm  For more information about the estimated value of the notes, which will likely be lower than theprice you paid for the notes, see the hyperlink above.  First Review Date Second Review  If the Contract Date  Price is greater If the Contrac t  than or equal to the Price is greater  Initial Contrac t than or equal to the  Price, the note is Initial Contrac t  called and the Price, the note is  investor receives called and the  full repay m ent of investor receives  principal and the full repay ment of  call premium principal and the  call premium  9.025%  4.5125%  If the Contrac t If the Contrac t  Price is less than Price is less than  the Initial Contract the Initial Contract  Price, go to next Price, go to next  Review Date Review Date  Third Review Date  If the Contrac tPrice is greater  than or equal to theInitial Contrac t  Price, the note iscalled and the  investor receivesfull repay m ent ofprincipal and thecall premium  13.5375%  If the Contrac t P ric eis less than the InitialContract Price, go tonext Review Date  Final Review Date  If the E nding Contrac tPrice is greater than orequal to the Initial  Contract Price, thenote is called and theinvestor receives full  repayment of principaland the call premium  18.05%  0%  If th e En d in g C on tra ctPrice is less than the InitialContract Price by up to theContingent Buffer  Percentage, the investorreceives full repaym ent ofprincipal.  -30%  If th e En d in g C on tract Priceis less than the Initial  Contract Price by more thanthe Contingent Buffer  Percentage, the investor willlose 1% principal amountfor every 1% that the  Ending Contract Price isless than the Initial ContractPrice.  Risk Considerations  Contract Price  Contract  Total Return  Total Return  Total Return  Total Return  at Review  Return at  at First Call  at Second  at Third Call  at Maturity  Date  Review Date  Settlement  Call  Settlement  The risks identified below are not exhaustive. Please see the pricing supplement hyperlinked above for more information.  $110.50  70.00%  4.5125%  9.0250%  13.5375%  18.0500%  • Your potential gain on the notes will be limited to the call premium applicable for the Review Dates.  $104.00  60.00%  4.5125%  9.0250%  13.5375%  18.0500%  • Your investment in the notes may results in a loss of some or all of your principal  $97.50  50.00%  4.5125%  9.0250%  13.5375%  18.0500%  • The benefit provided by the Contingent Buffer Percentage may terminate on the final Ending Averaging Date.  $91.00  40.00%  4.5125%  9.0250%  13.5375%  18.0500%  • Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as the issuer of the  $84.50  30.00%  4.5125%  9.0250%  13.5375%  18.0500%  notes, and JPMorgan Chase & Co., as guarantor of the notes. Therefore, the value of the notes prior to maturity are subject to  $78.00  20.00%  4.5125%  9.0250%  13.5375%  18.0500%  changes in the market's view of the Issuer or the Guarantor's credit spreads.  $71.50  10.00%  4.5125%  9.0250%  13.5375%  18.0500%  • As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets.  $65.00  0.00%  4.5125%  9.0250%  13.5375%  18.0500%  • The estimated value is derived by reference to an internal funding rate.  $61.75  -5.00%  N/A  N/A  N/A  0.00%  • The estimated value does not represent future values and may differ from others' estimates.  $58.50  -10.00%  N/A  N/A  N/A  0.00%  • Prices of commodity futures contracts are characterized by high and unpredictable volatility.  $52.00  -20.00%  N/A  N/A  N/A  0.00%  • JPMorgan and its affiliates play a variety of roles in connection with the issuance of the notes. Potential conflicts of interest  $45.50  -30.00%  N/A  N/A  N/A  0.00%  could adversely affect the value of the notes.  $45.49  -30.01%  N/A  N/A  N/A  -30.01%  • The value of the notes which may be reflected in customer account statements may be higher than the then-current estimated  $39.00  -40.00%  N/A  N/A  N/A  -40.00%  value for a lim ited tim e period.  $32.50  -50.00%  N/A  N/A  N/A  -50.00%  • Lack of liquidity: JPMorgan Securities, LLC, acting as agent for JPMorgan Chase & Co. (and who we refer to as JPMS),  $0.00  -100.00%  N/A  N/A  N/A  -100.00%  intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMorganwill be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal.  Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333-209682 and 333-209682-01Dated: April 5, 2018  Each hypothetical return set forth above assumes an Initial Contract Price of $65, a call premium of  18.05%, and reflects the Contingent Buffer Percentage of 30.00%. The actual call premium will bedetermined on the pricing date and will not be less than 18.05%.

 SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you  should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed with the SEC for more complete informationabout JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan ChaseFinancial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any relevant product supplement andpreliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.  JPMorgan Chase & Co. and its affiliates do not provide tax, legal or accounting advice. This material has been prepared for informational purposes only, and it is not intended to provide, and should not be relied on, for tax, legal oraccounting advice. You should consult your personal tax, legal and accounting advisors for advice before engaging in any transaction.  Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon asproviding accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters. This material is not a product of J.P. Morgan Research Departments.